Exhibit 99.1

To our shareholders

I am delighted to present the first of our quarterly shareholder letters, in which I will reflect on Flutter’s long term growth opportunity and our strategic progress, alongside the most recent quarter’s performance.

Introduction

It is now just over 15 months since Flutter listed on the New York Stock Exchange and almost a year since our US primary listing became effective, making it a suitable time to reflect on Flutter’s differentiated positioning and the significant global opportunity we see ahead. My leadership team and I set out Flutter’s compelling growth trajectory at our Investor Day in September 2024, and I remain very excited about that opportunity. We believe that:

•

We have a compelling strategy, a strong track record of success, and importantly we are focused on growing our business sustainably. Our commitment to Responsible Gaming is central to our long term plan

•	Flutter has access to a significant global market and runway of growth with the regulated sports betting and iGaming market expected to be worth c.$368bn by 2030[1]

•	Our diversified portfolio of local hero brands are winning in their respective markets with leading positions and local scale advantages

•

The Flutter Edge is our key sustainable competitive advantage and global differentiator which enables our local brands to both access and contribute to leading global capabilities across product, technology, expertise and scale

•

This all combines to drive our value creation model which we believe positions us as an “and” business, meaning we have the ability to invest across multiple opportunities at once. We can invest organically behind strong returns, and execute value creative M&A, and deliver returns to shareholders

We believe these attributes set Flutter apart and will continue to power our growth and value creation.

I continue to be really pleased with how the scaling of our US business is driving a step change in the earnings profile of the Group. Our international business is also demonstrating the benefits of scale and diversification, with particularly strong performances in SEA and India. These factors combined to drive year-over-year net income and adjusted EBITDA2 growth of 289% and 20% respectively in the quarter.

As the global economic outlook has shifted, in particular in the US, focus has been on the potential impact on online sports betting and iGaming. Our business is resilient and we believe Flutter’s historical performance is instructive. For example, during previous periods of consumer pressure in our International markets, we saw no discernible impact on our businesses, and we have conviction that online sports-betting and iGaming have strong defensive characteristics over the long-term.

Our teams are focused on execution and delivering results on a daily basis, but it is important to remember that we run the business for the long-term, often making decisions that impact short-term profitability, for the greater benefit of longer-term profitability. The nature of sports results will also influence our quarterly results, as we have seen in our most recent quarters, but over time these are transient and do not compromise our compelling growth model and long term value creation opportunity.

Our position as an “and” business is clear to see as we completed another major milestone in the expansion of our portfolio in Italy with the acquisition of Snai, and the imminent acquisition of NSX in Brazil, and the continuation of our share buyback program. With strong organic performance and multiple levers to drive value creation, we remain very confident in our long-term outlook and targets.

US update

US leadership maintained

We are continuing to win in the US, powered by our world-class customer proposition. AMPs3 grew by 11% to more than 4.3m. This performance underpinned our clear leadership position with sports betting and iGaming gross gaming revenue market shares of 43% and 27% respectively in the quarter and a 48% net gaming revenue (NGR) sportsbook share4.

US sportsbook innovation continues

Our proprietary pricing capability, and always-on approach to innovation driven by the Flutter Edge, enables delivery of our market-leading sportsbook product for our US customers. We believe the richness of the FanDuel product offering is unmatched and this product advantage continues to drive our expected structural hold progression, reaching 14.1% in the quarter.

We are really excited about our next-generation pricing capability. Through a highly intuitive customer interface, enabled by new revolutionary pricing technology, customers will be able to choose from an almost infinite number of outcomes across the most relevant and immersive betting markets. Your Way is the first surfacing of this pricing capability to customers, and the results to date have been encouraging. The opportunities that this unlocks are unique and we believe create an amazing platform for long-term innovation across both our US and International markets.

Other new and innovative features launched during the quarter included Parlay Your Bracket for March Madness college basketball, helping drive an increase in Same Game Parlay penetration in the quarter. We also launched Bet back tokens, a first to market generosity mechanic, which allow customers to turn their losing bet into a bonus bet. More than a quarter of all March Madness customers engaged with the token.

Super Bowl LIX delivered record-breaking volumes, customer engagement and sports outcomes for FanDuel. Overall however, US sports results were customer friendly in the first quarter driven primarily by an unprecedented number of winning favorites during March Madness. As I have commented before, the nature of sports results means that over time, outcomes will naturally fluctuate around the average and it is these ups and downs that make sports so exciting and drives engagement. Precedent in our global markets shows that sport results can be seasonal but normalize in the long-term. For example, in the UKI, soccer results were very customer friendly in Q4 2021, Q4 2022 and again in Q4 2023 before reverting to operator friendly outcomes in Q4 2024 with a cumulative favorable impact from Q4 2021 to date of 15bps. Crucially we remain extremely confident in our sportsbook pricing and our ability to price each market based on its expected outcome. This means that over time, sports results, and therefore our gross revenue margins, will align to expected outcomes.

US iGaming strategy a clear success

Our focus on direct casino customers continues to deliver fantastic growth. Although only launched in March, our site-wide jackpots have already seen strong activity with over 35% of FanDuel customers engaging with the jackpot feature and more than 500 daily jackpot winners. We also rolled out more exclusive content to our players, with the first of our quarterly installments of the iconic Huff ‘n Puff family of games quickly becoming our #1 game across all states in the first 30 days. All these factors combined to grow our iGaming player base to 1m AMPs for the first time. The network effect of this large, engaged player base is significant, with refer-a-friend being our number one source of new customer acquisition, demonstrating the benefits of our scale and the strength of the FanDuel iGaming proposition.

Growth in pre-2024 US states underpins outlook

The combination of new customer acquisition and revenue margin expansion means growth in our more mature US states remains strong with online revenue growth of 9% in pre-2024 states5, even after adverse March Madness outcomes.

Handle growth in pre-2024 states was 5%. This was in-line with expectations, but lower than previous quarters, reflecting the continued shift to higher-revenue margin, but lower-handle parlay and Same Game Parlay products. Basketball handle growth was lower than anticipated, offset by growth in other sports. We believe this handle softness is specific to the basketball market, and we have a number of commercial and product initiatives that will specifically enhance basketball engagement next season. As we move into the summer season handle trends remain in line with expectations, with encouraging MLB trends.

It is worth remembering that handle growth is just one driver of our long-term revenue growth alongside product-driven structural gross revenue margin expansion, new customer acquisition, higher retention, wallet-share gains, and promotional spend efficiencies which all work to drive the most important output: our net revenue growth, and all before the benefit of any new state launches.

Best positioned to navigate US regulatory opportunities and challenges

The US regulatory landscape continues to evolve at an exciting pace, and our experienced government affairs teams continue to work on expanding the map in the US. We have seen some momentum during 2025, and we remain confident in both our 2030 expectations for population coverage, and the cadence of roll outs to 2027.

We are also closely monitoring the developments around futures markets and the potential direct and indirect opportunities for FanDuel to explore. We already operate what we believe is the world’s largest betting exchange, the Betfair Exchange, and we have vast experience in this space. Finally, we continue to impress on state law makers that tax rates must recognize the importance in fostering continued investment and enabling regulated markets to continue to grow at strong rates. We remain optimistic that states will take these factors into account as they evaluate taxation rates.

International update

International growth underpinned by Italy, as we add further scale with Snai

Outside of the US, performance across our newly formed International division continues to be positive, with year-over-year revenue growth of 1% (3% in constant currency6). We are benefiting from our scale and geographic and product diversification with good growth in our Southern Europe & Africa (SEA) region in particular.

We were delighted to welcome Snai into the Group last week. Snai’s large omnichannel presence adds further scale in Italy, enabling the SEA team to capitalize on the growth opportunity in Europe’s largest regulated market. The acquisition was completed on April 30th and an extensive integration program is already underway. This will enable us to rapidly realize both the operational and financial benefits of the combination, share Flutter Edge capabilities, and deliver synergies in-line with our previous guidance.

I have previously referenced the opportunity to further expand our SEA footprint, and we recently submitted an offer through the tender process for the Italian Lotto with a majority position in a consortium of industry leaders. We believe the merits of this deal are compelling, in a market where we have demonstrated our extensive lottery experience through the success of our SuperEnalotto proposition and the key role lottery plays supporting our Italian leadership position. We anticipate the tender outcome will be announced within the next 3 months, and if successful, would further add to our scale position in SEA.

Performance within SEA has been very impressive driven by Sisal which achieved record high Italian quarterly market share of 15.4%7. The Sisal business is really benefitting from a combination of local expertise and execution, combined with the benefits of the Flutter Edge and being part of the larger Group. We are also seeing very strong growth in Turkey within SEA, where we have been able to expand our product portfolio online and benefit from very strong AMP growth.

Continue to leverage Flutter Edge capabilities in UKI & Australia

In UKI, year-over-year revenue growth of 2% moderated from previous quarters, in part due to the very operator friendly results in the corresponding 2024 quarter. Sportsbook handle was lower as a function of the increased mix of higher-revenue margin, lower-handle Same Game Parlay products, and softer volumes in the horse racing market outside of major festivals, including Cheltenham. UKI structural gross revenue margin continues to expand. This is driven by ongoing investment in our sportsbook product, including Super Sub, to offer even more markets, helping drive increased parlay penetration. The migration of our Sky Bet customers to our in-house platform is progressing well with over 25% of customers (over two million accounts) already migrated, with expected completion in Q2. The new platform will enable Sky Bet to fully access the benefits of the Flutter Edge and provide customers with an even better user experience.

The strength of our Asia Pacific (APAC) iGaming business, in India, is once again visible now that the tax changes in Q4 2023 have been lapped, delivering strong year-over-year iGaming revenue growth of 45% through continued disciplined customer and product investment. Within APAC sports, in Australia, we continue to face into the racing industry’s structural challenges. We have been able to partly offset our adverse racing handle trends by expanding our sports structural gross win margin through ongoing product-led improvements such as “The Feed” feature, which helped drive parlay penetration, alongside improved customer generosity sophistication.

M&A in Brazil remains on track as we augment an impressive portfolio of local hero brands

We have received regulatory clearance and expect to complete the acquisition of NSX during May, forming a new Flutter Brazil business, and putting us in an enhanced competitive position in a fast growing, newly regulated market. Betnacional brings a strong local management team, localized proprietary technology and a local hero brand which, alongside our existing Betfair Brazil business and Flutter Edge capabilities, will position us for success in this very exciting market.

Central and Eastern Europe (CEE), including Adjarabet and MaxBet, grew revenue by 15% year-over-year. In Georgia and Armenia we successfully launched new in-house games, while in Serbia, we deployed a new retail loyalty program which we believe will be critical in delivering on our omnichannel aspirations in the market.

Growing sustainably through our Positive Impact Plan

We recently published our second annual Sustainability Report, demonstrating how responsible gaming is central to our strategy. FanDuel’s My Spend tool, a responsible gaming dashboard designed to help customers manage their budgets, is a great example of how our responsible gaming strategy embeds sustainability into the products we offer our customers. During the 2024-2025 NFL Season, nearly half of FanDuel’s customers reviewed their play using My Spend. I’m proud of how our brands continue to lead the way in their local markets, and last year alone we invested $139 million to promote responsible gaming across our global operations, helping lead industry progress in this area.

Final thoughts

I am pleased with our first quarter performance, and remain extremely confident in the long-term fundamentals of our business. The global regulated market opportunity is significant and growing, and Flutter is uniquely positioned to win. I am excited by the opportunity for Flutter, and I look forward to continuing to execute on our key growth drivers over the remainder of 2025 and beyond.

Sincerely,

Peter Jackson

Flutter CEO

Q1 2025 financial highlights from our CFO

As Peter outlined, we believe we have the key components necessary to deliver long-term value creation. It is almost a year since I became Flutter CFO and over that time I have been really satisfied with our progress. We delivered underlying growth in Q1 in each component of our compelling financial growth story:

•	Group revenue growth of 8%, underpinned by our scale and diversification

•	Strong Group net income and adjusted EBITDA[2] growth of 289% and 20%, respectively

•	Capital optionality to invest organically, invest in M&A and return capital to our shareholders

Turning back to the quarter, we are reporting our Q1 financial performance using our new segmentation for the first time. We now report two segments, US and International, with unallocated corporate overhead8 separately disclosed. We will continue to provide context and detail regarding the key drivers of performance in International by region. This reflects how our operations are managed and resources are allocated following the reorganization of the business on January 1, 2025. We also believe this simplified structure will help external audiences understand the Flutter growth story more easily.

In the US, strong revenue growth year-over-year of 18% included sportsbook growth of 15%, despite the adverse March Madness outcomes, and very strong iGaming growth of 32%. Adjusted EBITDA was $161m, more than five times higher than the prior year as our business delivered significant operating leverage. Sales and marketing in particular saw good operating leverage of 750bps year-over-year due to the combination of our maturing state profile, and the impact of heightened North Carolina investment in the prior year. Our performance in the quarter also included partial mitigation of the increased taxes in Illinois introduced on July 1, 2024 in line with our previous guidance.

In International, revenue of $2bn and adjusted EBITDA of $518m for the quarter were +3% and +2%, respectively, versus the prior year on a constant currency6 basis.

This reflected a strong performance in our SEA and CEE regions combined with excellent iGaming growth in UKI and in APAC. Across the segment, sports results were marginally adverse year-over-year, comprising favorable results year-over-year in SEA and UKI, and unfavorable results in APAC.

Regional revenue growth across our International segment included the following key moving parts:

•

SEA revenue was 14% higher year-over-year driven by SEA AMP growth of 25% to 1.8m in the quarter. Sportsbook revenue growth of 27% benefitted from expanded structural gross margin and favorable sports results, with iGaming up 8%

•

In UKI as Peter noted, revenue growth moderated to 2%, however this included excellent iGaming growth of 9% which was driven by an 11% increase in AMPs, helping to offset sportsbook which was 2% lower year-over-year

•

APAC revenue was 13% lower year-over-year (8% on a constant currency basis) which includes excellent iGaming growth in India of 45% offset by 18% lower sportsbook revenues in Australia, where unfavorable sports results compounded the already highlighted horse racing market softness

•

CEE revenue grew 15%, Brazil revenue was 44% lower (36% on a constant currency basis) reflecting the newly regulated market registration challenges, while revenue in our Other regions was 12% lower driven by the impact of market exits and regulatory change

We operate with high levels of discipline, giving us the agility to respond to changing trends in our business. The business has many cost levers, and we set out a $300m cost saving program at our Investor Day, demonstrating our focus on driving operational and cost efficiency. We are making good progress - the migration of our Sky Bet customers to our in-house platform is on track to complete by the end of Q2, and the migration of PokerStars Italian customers onto Sisal technology is expected to be completed in Q3, a key milestone for the overall PokerStars transformation.

We are also ensuring we continue to make the right investments in the right areas. Flutter Edge investment within unallocated corporate overhead increased by $6m year-over-year, to drive product innovation and optimize the efficiency of the services we provide across the Group. Unallocated corporate costs increased by 75% year-over-year primarily due to the Flutter Edge investments and an $18m credit in the prior year relating to the settlement of historic litigation.

Overall Group net income grew 289%, while adjusted EBITDA grew 20%. Both measures include the US driven earnings transformation that Peter has already described, while net income also includes the impact of the fair value changes on the Fox Option liability, which swung from a loss in the prior year to a gain in the current year. Earnings per share increased to $1.57 from a loss of $1.10 with our adjusted earnings per share up 51%2 .

From a cashflow perspective, net cash from operating activities reduced by 44% and free cash flow reduced by 52% year-over-year. Performance was impacted by a movement in player deposit liabilities which is included in our net cashflow from operating activities. As the final day of Q1 was a weekday this year, compared to the prior year when it fell during a weekend, player deposit liabilities were $211m lower reflecting the smaller cash balances sitting in customer wallets. While this means that cashflow in Q1 was lower year-over-year, we remain confident in the cashflow trajectory of the business over the long-term horizon as set out at our investor day.

Available cash remained unchanged quarter-on-quarter at approximately $1.5bn. The $88m increase in total debt to $6,824m at March 31, 2025 from $6,736m at December 31, 2024 was a function of prevailing foreign exchange rates on our Euro and Sterling denominated debt. Net debt2 was $5,329m at the end of Q1 2025, with a leverage ratio2 of 2.2x, based on the last 12 months adjusted EBITDA (2.2x at December 31, 2024). As per our announcement on April 30, 2025, the acquisition of Snai was completed using existing debt facilities at attractive terms. We therefore expect our leverage to increase in the near term, but then reduce rapidly given the highly visible profitable growth opportunities that exist across the Group. We remain committed to our medium-term leverage ratio target of 2.0-2.5x.

The share repurchase program, which commenced in November 2024 with up to $5bn expected to be returned to shareholders over the coming years, continued into 2025 with 891 thousand shares repurchased in the quarter for $230m (of which $226m was paid in the quarter). We continue to expect to return up to approximately $1bn of cash to shareholders via the program during 2025.

Financial outlook

Underlying trends overall have been in line with expectations and our 2025 outlook9 is therefore only updated to reflect (i) the impact since our Q4 earnings of US sports results10 and foreign currency movements11, and (ii) the anticipated contributions from Snai, completed on April 30, 2025, and NSX, expected to complete during May12. Together these acquisitions are expected to add $1.07bn in revenue and $120m in adjusted EBITDA to the Group’s 2025 results.

The changes to the midpoints of our previous guidance are summarized in the table below:

	US		International		Corporate	Ex-US		Group
($ in millions)	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA	Adjusted EBITDA	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA
US existing states	7,720	1,400
US new states	(40)	(90)

Previous Guidance	7,680	1,310	8,250	2,080	(230)	8,250	1,850	15,930	3,160
US sports results	(280)	(180)						(280)	(180)
Foreign currency			360	100	(20)	360	80	360	80
Snai acquisition			850	190		850	190	850	190
NSX acquisition			220	(70)		220	(70)	220	(70)

Change	(280)	(180)	1,430	220	(20)	1,430	200	1,150	20

Revised Guidance	7,400	1,130	9,680	2,300	(250)	9,680	2,050	17,080	3,180
US existing states	7,440	1,220

Our updated outlook for 2025 now includes the following midpoints:

Group: revenue and adjusted EBITDA of $17.08bn and $3.18bn representing 22% and 35% year-over-year growth, respectively (14% and 30% before including the benefit of Snai and NSX)

US: revenue and adjusted EBITDA of $7.40bn and $1.13bn, representing year-over-year growth of 28% and 123%, respectively, and comprising:

•

Existing state revenue of $7.44bn and adjusted EBITDA of $1.22bn. This represents year-over-year growth of 28% and 141%, respectively, which on a normalized basis remains unchanged from our investor day guidance of 22.5% revenue growth and 5.4 percentage points of adjusted EBITDA margin expansion

•

New state and territory launches with negative revenue of $40m and adjusted EBITDA cost of $90m based on a Q4 launch for Missouri and an early 2026 launch for Alberta, Canada (unchanged since Q4 earnings)

International: revenue and adjusted EBITDA of $9.68bn and $2.30bn representing year-over-year growth of 17% and 11%, respectively.

Unallocated corporate overhead: cost increased to $250m to include impact of foreign currency headwinds of $20m since previous guidance was issued.

Other items: are also updated to reflect the impact of acquisitions and changes in foreign currency. Details of the changes to other items, together with our various guidance ranges are set out in the table below.

	Updated 2025 guidance[9]		Previous
	Low	High	Low	High
Group revenue	$16.63bn	$17.53bn	$15.48bn	$16.38bn
Group adjusted EBITDA	$2.96bn	$3.40bn	$2.94bn	$3.38bn
US existing state[5] revenue	$7.19bn	$7.69bn	$7.47bn	$7.97bn
US existing state adjusted EBITDA	$1.10bn	$1.34bn	$1.28bn	$1.52bn
US new states revenue cost	($40m)		($40m)
US new states adjusted EBITDA	($90m)		($90m)
US total revenue	$7.15bn	$7.65bn	$7.43bn	$7.93bn
US total adjusted EBITDA	$1.01bn	$1.25bn	$1.19bn	$1.43bn

International organic revenue	$8.41bn	$8.81bn	$8.05bn	$8.45bn
International organic EBITDA	$2.08bn	$2.28bn	$1.98bn	$2.18bn
International new acquisitions[12] revenue	$1.07bn		Not applicable
International new acquisitions EBITDA	$120m		Not applicable
International total revenue	$9.48bn	$9.88bn	$8.05bn	$8.45bn
International total adjusted EBITDA	$2.20bn	$2.40bn	$1.98bn	$2.18bn

Unallocated corporate overhead	$250m		$230m
Interest expense, net	$480m	$500m	$360m	$380m
Depreciation and amortization excl. acquired intangibles	Approximately $670m		Approximately $580m
Capital expenditure[13]	Approximately $820m		Approximately $710m
Share repurchases	Unchanged		Up to $1bn

Guidance is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at current foreign exchange rates and (iii) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

To conclude, like Peter, I am encouraged by the strong positioning of the business and look forward to continuing to deliver on this exciting growth opportunity ahead of us.

Sincerely,

Rob Coldrake

Flutter CFO

Conference call:

Flutter management will host a conference call today at 4:30 p.m. ET (9:30 p.m. BST) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 20251. Please dial in 10 minutes before the conference call begins.

+1 888 500 3691 (North America)

+44 800 358 0970 (United Kingdom)

+353 1800 943926 (Ireland)

+61 1800 519 630 (Australia)

+1 646 307 1951 (International)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited, to statements related to our expectations regarding the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; public sentiment towards online betting and iGaming generally; the potential impact of general economic conditions, including inflation, tariffs and/or trade disputes fluctuating interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities, adverse changes to the regulation (including taxation) of online betting and iGaming; the failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; litigation and the ability to adequately protect Flutter’s intellectual property rights; the impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2025 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our significant scale and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global competitive advantages of the Flutter Edge, which gives our brands access to group-wide benefits to stay ahead of the competition, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games and Adjarabet. We are the industry leader with $14,048m of revenue globally for fiscal 2024, up 19% YoY, and $3,665m of revenue globally for the quarter ended March 31, 2025.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications

Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications

Chris Hancox, Investor Relations	Rob Allen, Corporate Communications

Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Notes

1.	Management estimate of global total addressable market as of 25 September 2025.
2.

Adjusted EBITDA, adjusted EBITDA margin, Free Cash Flow, net debt, leverage ratio, constant currency, adjusted net income attributable to Flutter shareholders and adjusted earnings per share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this document for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

3.

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

4.

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to March 31, 2025 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR market share of FanDuel for the three months to March 31, 2025 in the states in which FanDuel was live, based on published gaming regulator reports in those states. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to March 31, 2025 was 27%.

5.

US analysis by state cohort includes the states and provinces by FanDuel launch date. Pre-2024, states include: New Jersey, Pennsylvania, West Virginia, Indiana, Colorado, Illinois, Iowa, Michigan, Tennessee, Virginia, Arizona, Connecticut, New York, Ontario, Louisiana, Wyoming, Kansas, Maryland, Ohio, Massachusetts, Kentucky.

6.	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q1 2024 at Q1 2025 exchange rates. See reconciliation on page 21.
7.	Italian market position and share based on regulator GGR data from Agenzia delle dogane e dei Monopoli.
8.	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to a specific segment.
9.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

10.

Year to date sports results impact is $280m in revenue and $180m in adjusted EBITDA. The Q1 impact was $230m revenue and $150m of adjusted EBITDA primarily arising in March. The April impact was $50m in revenue and $30m in adjusted EBITDA. Both impacts include an estimate for the benefit of recycling.

11.	Foreign exchange rates assumed in year to go forecasts for 2025 guidance are per the prevailing rates on April 30 of USD:GBP of 0.746, USD:EUR of 0.878 and USD:AUD of 1.563.
12.	In the event either the acquisition of NSX does not complete or the completion is not within the stipulated timeline, by the end of May, guidance will be updated accordingly.
13.	Capital expenditure is defined as payments for the purchase of property and equipment, the purchase of intangible assets and capitalized software.

Definitions of non-GAAP financial measures

This press release includes Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted Earnings Per Share (“Adjusted EPS”), leverage ratio, Net Debt, Free Cash Flow, and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted EPS, leverage ratio, Net Debt, Free Cash Flow, and Adjusted Depreciation are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, Adjusted EBITDA and Segment Adjusted EBITDA by translating prior-period revenue, Adjusted EBITDA and Segment Adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of PPE and intangible assets and share based compensation expense.

Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue, respectively.

Adjusted Net Income Attributable to Flutter Shareholders is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss (gain) on settlement of long-term debt; impairment of PPE and intangible assets; financing related fees not eligible for capitalization; gain from disposal of businesses, fair value (gain)/loss on derivative instruments, fair value (gain)/loss on contingent consideration, fair value (gain)/loss on Fox Option Liability and fair value (gain)/loss on investment, and share-based compensation.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted net income attributable to Flutter shareholders and Adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect shared-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by last twelve months Adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to Adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Free Cash Flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. We believe that excluding these items from free cash flow better portrays our ability to generate cash, as such items are not indicative of our operating performance for the period. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, limiting their usefulness as a comparative measure.

Adjusted depreciation is defined as depreciation and amortization excluding amortization of acquired intangibles.

Condensed Consolidated Balance Sheets

($ in millions except share and per share amounts)	As of March 31, 2025	As of December 31, 2024
Current assets:
Cash and cash equivalents	1,537	1,531
Cash and cash equivalents – restricted	54	48
Player deposits – cash and cash equivalents	1,802	1,930
Player deposits – investments	127	130
Accounts receivable, net	109	98
Prepaid expenses and other current assets	612	607

Total current assets	4,241	4,344
Investments	7	6
Property and equipment, net	490	493
Operating lease right-of-use assets	523	507
Intangible assets, net	5,456	5,364
Goodwill	13,736	13,352
Deferred tax assets	241	267
Other non-current assets	131	175

Total assets	24,825	24,508
Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	359	266
Player deposit liability	1,832	1,940
Operating lease liabilities	121	119
Long-term debt due within one year	68	53
Other current liabilities	2,089	2,212

Total current liabilities:	4,469	4,590
Operating lease liabilities – non-current	446	428
Long-term debt	6,756	6,683
Deferred tax liabilities	595	605
Other non-current liabilities	786	935

Total liabilities	13,052	13,241
Commitments and contingencies
Redeemable non-controlling interests	1,737	1,808
Shareholders’ equity
Ordinary share (Authorized 3,000,000,000 shares of €0.09 ($0.10) par value each; issued March 31, 2025: 177,186,883 shares; December 31, 2024: 177,895,367 shares)	36	36
Shares held by employee benefit trust, at cost March 31, 2025: nil, December 31, 2024: nil	—	—
Additional paid-in capital	1,670	1,611
Accumulated other comprehensive loss	(1,591)	(1,927)
Retained earnings	9,748	9,573

Total Flutter Shareholders’ Equity	9,863	9,293
Non-controlling interests	173	166

Total shareholders’ equity	10,036	9,459

Total liabilities, redeemable non-controlling interests and shareholders’ equity	24,825	24,508

Condensed Consolidated Statements of Comprehensive Income (Loss)

($ in millions except share and per share amounts)	Three months ended March 31,
	2025	2024
Revenue	3,665	3,397
Cost of Sales	(1,956)	(1,793)

Gross profit	1,709	1,604
Technology, research and development expenses	(215)	(190)
Sales and marketing expenses	(840)	(881)
General and administrative expenses	(431)	(409)

Operating profit (loss)	223	124
Other income (expense), net	216	(174)
Interest expense, net	(85)	(112)

Income (loss) before income taxes	354	(162)
Income tax expense	(19)	(15)

Net income (loss)	335	(177)

Net (loss) income attributable to non-controlling interests and redeemable non-controlling interests	3	4
Adjustment of redeemable non-controlling interest to redemption value	49	15
Net income (loss) attributable to Flutter shareholders	283	(196)
Earnings (loss) per share
Basic	1.59	(1.10)
Diluted	1.57	(1.10)
Other comprehensive income (loss), net of tax:
Effective portion of changes in fair value of cash flow hedges	(44)	23
Fair value of cash flow hedges transferred to the income statement	36	(14)
Changes in excluded components of fair value hedge	(1)	—
Foreign exchange loss on net investment hedges	(14)	(21)
Foreign exchange gain (loss) on translation of the net assets of foreign currency denominated entities	369	(185)
Fair value movements on available for sale debt instruments	—	(1)

Other comprehensive income (loss)	346	(198)

Other comprehensive income (loss) attributable to Flutter shareholders	336	(188)
Other comprehensive income (loss) attributable to non-controlling interest and redeemable non-controlling interest	10	(10)

Total comprehensive income (loss)	681	(375)

Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
($ in millions)	2025	2024
Cash flows from operating activities
Net loss	335	(177)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	294	297
Change in fair value of derivatives	—	(15)
Non-cash interest expense (income), net	12	(1)
Non-cash operating lease expense	43	32
Unrealized foreign currency exchange (gain) loss, net	(8)	8
Gain on disposals	(3)	—
Share-based compensation – equity classified	56	40
Share-based compensation – liability classified	1	1
Other income (expense), net	(205)	186
Deferred tax expense (benefit)	1	(48)
Change in operating assets and liabilities:
Player deposits	9	—
Accounts receivable	(9)	19
Prepaid expenses and other current assets	(1)	13
Accounts payable	84	(18)
Other liabilities	(236)	(40)
Player deposit liability	(147)	73
Operating leases liabilities	(38)	(33)

Net cash provided by operating activities	188	337

Cash flows from investing activities:
Purchases of property and equipment	(19)	(22)
Purchases of intangible assets	(33)	(57)
Capitalized software	(48)	(73)
Acquisitions, net of cash acquired	—	(107)
Proceeds from disposal of intangible assets	5	—
Cash settlement of derivatives designated in net investment hedge	4	—
Other advances	(9)	—

Net cash used in investing activities	(100)	(259)

Cash flows from financing activities:
Proceeds from issue of ordinary share upon exercise of options	3	14
Proceeds from issuance of long-term debt (net of transactions costs)	—	639
Repayment of long-term debt	(10)	(834)
Distributions to non-controlling interests	(4)	—
Payment of contingent consideration	(16)	—
Repurchase of ordinary shares and taxes withheld and paid on employee share awards	(244)	—

Net cash used in financing activities	(271)	(181)

Net increase in cash, cash equivalents and restricted cash	(183)	(103)
Cash, cash equivalents and restricted cash – Beginning of the period	3,509	3,271

Foreign currency exchange gain (loss) on cash and cash equivalents	67	(11)

Cash, cash equivalents and restricted cash – End of the period	3,393	3,157

Cash, cash equivalents and restricted cash comprise of:
Cash and cash equivalents	1,537	1,353
Cash and cash equivalents - restricted	54	22
Player deposits - cash & cash equivalents	1,802	1,782

Cash, cash equivalents and restricted cash – End of the period	3,393	3,157

Supplemental disclosures of cash flow information:
Interest paid	91	123
Income tax paid (net of refunds)	21	29
Operating cash flows from operating leases	38	38
Non-cash investing and financing activities:
Purchase of intangible assets with accrued expense	91	—
Right of use assets obtained in exchange for new operating lease liabilities	15	20
Adjustments to lease balances as a result of remeasurement	25	(2)
Business acquisitions (including contingent consideration)	—	26

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, the most comparable GAAP measure.

	Three months ended March 31,
($ in millions)	2025	2024
Net income (loss)	335	(177)
Add back:
Income taxes	19	15
Other income (expense), net	(216)	174
Interest expense, net	85	112
Depreciation and amortization	294	297
Share-based compensation expense	57	41
Transaction fees and associated costs [1]	1	29
Restructuring and integration costs [2]	41	23

Group Adjusted EBITDA	616	514

Group Revenue	3,665	3,397
Group Adjusted EBITDA Margin	16.8%	15.1%

1.

Fees primarily associated with (i) transaction costs related to Snaitech and NSX during the three months ended March 31, 2025; and (ii) advisory fees related to implementation of internal controls, information system changes and other strategic advisory related to the change in the primary listing of the Group during the three months ended March 31, 2024.

2.

During the three months ended March 31, 2025, costs of $41 million (three months ended March 31, 2024: $23 million) primarily relate to various restructuring and other strategic initiatives to drive synergies. The programs are expected to run until 2027. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. It also includes business process re-engineering cost, planning and design of target operating models for the Group’s enabling functions and discovery and planning related to the Group’s anticipated migration to a new enterprise resource planning system. The costs primarily include severance expenses, advisory fees and temporary staffing costs.

Adjusted net income attributable to Flutter shareholders

See below a reconciliation of Adjusted net income attributable to Flutter shareholders to net income/ (loss), the most comparable GAAP measure.

	Three months ended March 31,
($ in millions)	2025	2024
Net income (loss)	335	(177)
Less:
Transaction fees and associated costs	1	29
Restructuring and integration costs	41	23
Amortization of acquired intangibles	158	172
Share-based compensation	57	41
Loss on settlement of long-term debt	—	—
Financing related fees not eligible for capitalization	1	—
Fair value (gain) / loss on derivative instruments	—	(15)
Fair value (gain) / loss on contingent consideration	—	—
Fair value (gain) / loss on Fox Option Liability	(205)	184
Fair value (gain) / loss on Investment	—	2
Tax impact of above adjustments[1]	(50)	(51)

Adjusted net income	338	208
Less:
Net income attributable to non-controlling interests and redeemable non-controlling interests[2]	3	4
Adjustment of redeemable non-controlling interest[3]	49	15

Adjusted net income attributable to Flutter shareholders	286	189

Weighted average number of shares	180	178

1.	Tax rates used in calculated adjusted net income attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.	Represents net loss attributed to the non-controlling interest in Sisal and the redeemable non-controlling interest in FanDuel, MaxBet and Junglee.
3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in Junglee and MaxBet to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted earnings per share reconciliation

See below a reconciliation of adjusted earnings per share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended March 31,
	$2025	2024
Earnings / (loss) per share to Flutter shareholders	1.57	(1.10)
Add/ (Less):
Transaction fees and associated costs	0.01	0.16
Restructuring and integration costs	0.23	0.13
Amortization of acquired intangibles	0.88	0.96
Share-based compensation	0.31	0.23
Loss on settlement of long-term debt	—	—
Financing related fees not eligible for capitalization	0.01	—
Fair value (gain) / loss on derivative instruments	—	(0.08)
Fair value (gain) / loss on contingent consideration	—	—
Fair value (gain) / loss on Fox Option Liability	(1.14)	1.02
Fair value (gain) / loss on Investment	—	0.01
Tax impact of above adjustments	(0.28)	(0.28)

Adjusted earnings per share	1.59	1.05

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As of March 31, 2025	As of December 31, 2024
Long-term debt	6,756	6,683
Long-term debt due within one year	68	53

Total Debt	6,824	6,736

Add:
Transactions costs, premiums or discount included in the carrying value of debt	49	52
Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	(7)	(97)
Cash and cash equivalents	(1,537)	(1,531)

Net Debt	5,329	5,160

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Free Cash Flow reconciliation

See below a reconciliation of Free Cash Flow to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended March 31,
($ in millions)	2025	2024
Net cash provided by operating activities	188	337
Less cash impact of:
Purchases of property and equipment	(19)	(22)
Purchases of intangible assets	(33)	(57)
Capitalized software	(48)	(73)

Free Cash Flow	88	185

Constant currency (‘CC’) growth rate reconciliation

See below a reconciliation of constant currency growth rates to nominal currency growth rates, the most comparable GAAP measure.

($ millions except percentages) Unaudited	Three months ended March 31,
	2025	2024	YOY	2025	2024	YOY
				FX impact	CC	CC
Revenue
US	1,666	1,410	+18%	(1)	1,409	+18%
International	1,999	1,987	+1%	(53)	1,934	+3%

Group	3,665	3,397	+8%	(55)	3,342	+10%

Adjusted EBITDA
US	161	26	+519%	1	27	+496%
International	518	524	(1)%	(16)	508	+2%
Unallocated corporate overhead	(63)	(36)	+75%	3	(33)	+90%

Group	616	514	+20%	(12)	502	+23%

See below a reconciliation of other reported constant currency revenue growth rates to nominal currency growth rates.

	Three months ended March 31, 2025
Unaudited	YoY	YoY	YoY
	Nom	FX impact	CC
International sportsbook	(2)%	(2)%	0%
International iGaming	+4%	(3)%	+7%
Turkey	+57%	(27)%	+84%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ millions)	Three months ended March 31, 2025				Three months ended March 31, 2024
Unaudited	US	Intl	Corp	Total	US	Intl	Corp	Total
Depreciation and Amortization	33	250	11	294	29	262	6	297
Less: Amortization of acquired intangibles	(4)	(154)	—	(158)	(4)	(168)	—	(172)

Adjusted depreciation and amortization[1]	29	96	11	136	25	94	6	125

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles

Segment KPIs

($ millions except percentages)	Three months ended March 31, 2025		YOY
Unaudited	US	Intl	US		Intl
Average monthly players (’000s)	4,312	10,568	+11%		+8%
Sportsbook stakes	14,606	6,912	+8%		(6)%
Sportsbook net revenue margin	7.8%	12.7%	+50	bps	+50	bps
Sportsbook revenue	1,134	880	+15%		(2)%
iGaming revenue	472	1,050	+32%		+4%
Other revenue	60	69	(9)%		(15)%

Total revenue	1,666	1,999	+18%		+1%

Adjusted EBITDA	161	518	+519%		(1)%
Adjusted EBITDA margin	9.7%	25.9%	+790	bps	(50	)bps

Additional information: Segment operating expenses
Cost of sales	956	880	+15%		+2%
Technology, research and development expenses	82	95	+49%		(4)%
Sales & marketing expenses	374	309	(11)%		(3)%
General and administrative expenses	93	197	+26%		+6%

International revenue by region

	Three months ended March 31,
($ millions except percentages)	2025	2024	YoY	YoY	YoY
Unaudited			Nom	FX impact	CC
UK and Ireland	882	861	+2%	(1)%	+3%
Southern Europe and Africa	448	394	+14%	(5)%	+19%
Asia Pacific	313	358	(13)%	(5)%	(8)%
Central and Eastern Europe	140	122	+15%	(3)%	+18%
Brazil	9	16	(44)%	(8)%	(36)%
Other regions	207	236	(12)%	(3)%	(9)%

Total segment revenue	1,999	1,987	+1%	(2)%	+3%